Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2016 RESULTS

MIDLAND, Texas, May 10, 2016/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2016.

For the quarter ended March 31, 2016, the Company reported revenues of $47,055,000 as compared to $73,722,000 for the quarter ended March 31, 2015. For the first quarter of 2016, the Company reported a net loss of $8,600,000 or $0.40 loss per share attributable to common stock, as compared to a net loss of $6,592,000 or $0.37 loss per share attributable to common stock for the quarter ended March 31, 2015. The Company reported EBITDA of $2,509,000 for the quarter ended March 31, 2016 compared to $1,441,000 for the quarter ended March 31, 2015.

During the first quarter of 2016, the Company operated four to six crews in the United States for most of the quarter with a peak level of eight crews early in the quarter. Utilization of several crews was unfavorably impacted by inclement weather conditions in several areas of operation late in the quarter that continued into the second quarter. The Company operated an average of two crews in the Canadian market with a peak level of three crews for a short period during the first quarter. The Company is currently inactive in the Canadian market as the winter season has come to a conclusion.

Stephen C. Jumper, President and Chief Executive Officer, said, “Demand for seismic data acquisition services in North America and worldwide continues to be soft in response to low and uncertain oil prices and reduced client expenditures. Oil prices have recently climbed to approximately $45 per barrel on May 9, 2016, from a low in the first quarter of approximately $27 per barrel for West Texas Intermediate. While encouraging, it remains to be determined if the recent strengthening in oil prices can be sustained, and the price increases have yet to result in an increase in demand for our services. Due to uncertainty in oil and natural gas prices, our client base continues to take a cautious approach to their capital spending. Based on currently available information and seismic service demand levels, we believe we will continue to operate four to six crews through the second quarter of 2016, however, visibility beyond the second quarter remains limited. In response to these factors, we will continue to explore cost reduction initiatives, many of which were implemented in the first quarter and described in our prior March 11, 2016 year-end earnings release, in our on-going effort to reduce costs and maintain a strong balance sheet, our personnel and position as a leading onshore seismic data acquisition company in North America.”

Capital expenditures for the first quarter were $4,232,000, primarily composed of replacement recording channels lost in the spring 2015 floods in southeast Texas.  These expenditures were funded in part by insurance proceeds received related to that loss. The Company anticipates a capital budget for 2016 to be at maintenance levels below the $10 million approved by our board of directors. The Company’s balance sheet remains strong with $62,628,000 of cash and cash equivalents and short term investments, $70,160,000 of working capital and $8,436,000 of debt and capital lease obligations as of March 31, 2016.

Jumper continued, “2016 will be a difficult year, and likely the most difficult in my thirty-plus years of experience with the Company and in the industry. That said, the price of oil is up approximately 65% from the decade low reached earlier this year on February 11. Although we have not seen an increase in proposals as previously discussed, this positive development is very encouraging. The oil market appears to be slowly entering a rebalancing phase. We believe oil and gas companies will start to put capital back to work, and seismic surveys should play an important role in helping these companies maximize their production economics. Dawson Geophysical continues to work with our valued clients through these difficult times and we are prepared financially, operationally and from a human resources perspective to quickly respond to the market as conditions improve. We expect a few difficult quarters, but our people are focused on those things that they can control.”

Jumper concluded, “It is with bitter sweet pleasure that we wish Christina Hagan the best as she moves onto her planned retirement later this month. Chris played an instrumental role in the growth and development of Dawson Geophysical. Over the past 28 years, Chris has navigated the Company through three public offerings, the implementation of Sarbanes-Oxley and the recent merger with TGC Industries, all while building a first class accounting and finance group, as well as mentoring many people inside and outside the Company, including yours truly. She is an outstanding professional who has served Dawson as Controller, Secretary, Chief Financial Officer and most recently as Executive Vice President, Secretary and Chief Accounting Officer prior to her resignation from such officer positions last week. We wish Chris the best, will miss her greatly and I look forward to partnering with her again in the near future on the golf course.”

Christina Hagan’s duties, and the accounting and finance group, will primarily be absorbed by James K. Brata, who currently serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Brata succeeded Ms. Hagan as the Secretary of the Company effective at the close of business on May 5, 2016. Prior to our strategic business combination, Mr. Brata served as Vice President, Chief Financial Officer, Secretary and Treasurer of TGC Industries, Inc.

On February 11, 2015, legacy Dawson Geophysical Company and legacy TGC Industries, Inc. consummated their previously announced strategic business combination. The merger transaction was accounted for as a reverse acquisition with legacy Dawson Geophysical being deemed the accounting acquirer with the results of legacy TGC Industries, Inc. being reflected in the Company’s reported consolidated financial results only for periods from and after February 11, 2015. The merged companies adopted a calendar fiscal year ending December 31. Due to the foregoing, comparative financial results that include periods prior to February 11, 2015 are not comparable to financial results that include periods from and after February 11, 2015.  Additional information regarding the business combination and its impact on the Company’s financial position are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission on  March 16, 2016 and includes the Company’s audited consolidated financial statements (i) as of and for the years ended December 31, 2015 and September 30, 2014, (ii) for the three months ended December 31, 2014 and (iii) for the year ended September 30, 2013.

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2016 financial results on May 10, 2016 at 9 a.m. CT. Participants can access the call at 1-888-348-3664 (US) and 1-412-902-4233 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through June 9, 2016 by dialing 1-877-870-5176 (Toll-Free) and 1-858-384-5517 (Toll/International). The passcode is 10085646. The webcast will be recorded and available for replay on Dawson’s website until June  9, 2016.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by GAAP, the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or dayrate contracts; crew productivity;  the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on March 16, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015

Operating revenues	$47,055,000	$73,722,000
Operating costs:
Operating expenses	40,081,000	64,791,000
General and administrative	5,560,000	7,522,000
Depreciation and amortization	12,045,000	11,223,000
	57,686,000	83,536,000

Loss from operations	(10,631,000)	(9,814,000)
Other income (expense):
Interest income	64,000	24,000
Interest expense	(96,000)	(147,000)
Other income	1,095,000	32,000
Loss before income tax	(9,568,000)	(9,905,000)

Income tax benefit	968,000	3,313,000

Net loss	$(8,600,000)	$(6,592,000)

Other comprehensive gain (loss):
Net unrealized gain (loss) on foreign exchange rate translation, net of tax	$719,000	$(418,000)

Comprehensive loss	$(7,881,000)	$(7,010,000)

Basic loss per share attributable to common stock	$(0.40)	$(0.37)

Diluted loss per share attributable to common stock	$(0.40)	$(0.37)

Weighted average equivalent common shares outstanding	21,629,817	18,021,366

Weighted average equivalent common shares outstanding-assuming dilution	21,629,817	18,021,366

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,378,000	$37,009,000
Short-term investments	32,250,000	21,000,000
Accounts receivable, net	26,720,000	35,700,000
Prepaid expenses and other assets	5,605,000	6,150,000

Total current assets	94,953,000	99,859,000

Property and equipment, net	139,136,000	147,567,000

Intangibles	361,000	361,000

Total assets	$234,450,000	$247,787,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,152,000	$8,401,000
Accrued liabilities:
Payroll costs and other taxes	2,704,000	1,074,000
Other	5,181,000	4,604,000
Deferred revenue	5,615,000	6,146,000
Current maturities of notes payable and obligations under capital leases	7,141,000	8,585,000

Total current liabilities	24,793,000	28,810,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	1,295,000	2,106,000
Deferred tax liability	4,429,000	5,319,000
Other accrued liabilities	1,899,000	1,834,000

Total long-term liabilities	7,623,000	9,259,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,644,685 and 21,629,310 issued, and 21,596,240 and 21,580,865 shares outstanding at March 31, 2016 and December 31, 2015, respectively	216,000	216,000
Additional paid-in capital	142,466,000	142,269,000
Retained earnings	60,457,000	69,057,000
Treasury stock, at cost; 48,445 shares at March 31, 2016 and December 31, 2015	—	—
Accumulated other comprehensive loss, net of tax	(1,105,000)	(1,824,000)

Total stockholders’ equity	202,034,000	209,718,000

Total liabilities and stockholders’ equity	$234,450,000	$247,787,000

Reconciliation of EBITDA to Net loss

	Three Months Ended March 31,
	2016	2015
	(in thousands)

Net loss	$(8,600)	$(6,592)
Depreciation and amortization	12,045	11,223
Interest expense (income), net	32	123
Income tax benefit	(968)	(3,313)
EBITDA	$2,509	$1,441

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities

	Three Months Ended March 31,
	2016	2015
	(in thousands)

Net cash provided by (used in) operating activities	$8,763	$(3,262)
Changes in working capital and other items	(6,057)	5,335
Noncash adjustments to net loss	(197)	(632)
EBITDA	$2,509	$1,441